Exhibit 10.1
Processing Agreement

This agreement is entered into by and between the Wine Company of the Jiangxi Taina Nanfeng Orange Limited (hereinafter called ‘the Jiangxi Taina’) and the Shenzhen Loulan Red Wine Limited (hereinafter called ‘the Loulan Red Wine’).

Both parties have signed, and shall abide by, this agreement on the requirement of the Loulan Red Wine for wine processing by the Jiangxi Taina, based on mutual benefits and development.

I. Term of processing: from February 1, 2007 to February 1, 2008.

II. Annual processing capacity: to be based on the orders of the Loulan Red Wine, with a minimum yearly amount of no less than RMB 30 million yuan.

III. Varieties and unit price

    1. 6# Dry Red Wine: RMB 11.3 yuan/bottle, and RMB 67.8 yuan/case (750ml x 6), in grinded bottles.
    2. Specialty Wine (dry red): RMB 10 yuan/bottle, and RMB 60 yuan/case (750ml x 6)。
    3. 8.5# (dry red): RMB 8 yuan/bottle, and RMB 48 yuan/case (750ml x 6).
    The Loulan Red Wine shall provide trademarks in three types, and the Jiangxi Taina shall print external packing cases and provide accessories, such as bottles, caps, plugs and labels, according to the requirements of the Loulan Red Wine.

IV. Quality requirements and technical standard

The Jiangxi Taina shall ensure the products it processes to meet the national standard of GB /T15037-94.

V. Transport method and expense distribution

The Jiangxi Taina shall be liable for transportation and payment of the freight, and shall make the shipment within 7 days after the payment by the Loulan Red Wine, with the date of shipment to be acknowledged according to the invoice.

VI. Delivery

    1. The Loulan Red Wine shall inform the Jiangxi Taina its production plan 10 days in advance, and sign a specified production order, each with a minimum of 1,000 cases. The Loulan Red Wine shall be liable for payment of the extra part of the freight or RMB 0.25 yuan/bottle, if each order contains less than 1000 cases. The Jiangxi Taina shall arrange its production according to the production plans and orders provided by the Loulan Red Wine.

VII. Settlement

    1. The Loulan Red Wine shall pay 50% of the full ordered amount in advance, after signing a production order. The Jiangxi Taina shall prepare the products and inform the Loulan Red Wine within one week (or 15 days for new products) after receiving the payment made by the Loulan Red Wine. The Jiangxi Taina shall make the shipment after receiving the due outstanding.
    2. The prices offered by the Jiangxi Taina shall be based on CIF (pre-tax price).

VIII. Rights and obligations of both parties

    1. The Loulan Red Wine shall have to meet the requirements for wine storage and management in the process of warehousing and sales of wine. Otherwise, the Jiangxi Taina shall not be liable for any deterioration thereof. The Jiangxi Taina shall be liable for any quality problem arising out of the reasons other than the failure to meet the above requirements, and for any return or replacement.
    2. Any third party shall not be involved in the products made through the cooperative efforts between the Loulan Red Wine and the Jiangxi Taina and in printing and utilization of packing, or the Loulan Red Wine shall bear full responsibilities. The Jiangxi Taina shall not use the trademarks provided by, and the packing printed for ordering by, the Loulan Red Wine without prior permission.
    3. The Loulan Red Wine shall be liable on its own for any economic dispute and legal responsibility arising in the process of operations of the products it requires to be made by the Jiangxi Taina, and any problem in product quality shall be dealt with according to the rules made in the foresaid articles.

IX. During the term of this contract, both parties shall make sure the normal fulfillment of the agreement based on the principle of mutual understanding, and shall negotiate to settle any dispute.

X. This contract shall be made in duplicate, each maintaining one of the copies, and shall come into force since the date when it is signed and sealed by both parties.

Jiangxi Taina (Corporate chop) Loulan Red Wine (Corporate Chop)

Signed by representative:    Signed by representative:

Date: Jan. 23, 2007     Date: Jan. 23, 2007